Exhibit 99.1

WEGENER Corporation (Nasdaq: WGNR) a leading provider of satellite transmission solutions for broadcast and cable television networks worldwide, today announced financial results for the third quarter of fiscal year 2003.

    Third quarter fiscal 2003 revenues were $6.3 million, resulting in net earnings of $123,000, or $0.01 per share. WEGENER's third quarter pre-tax results include $809,000 in legal expenses and other professional fees related to defending the Company against an unsolicited takeover attempt by Radyne ComStream, Inc. These costs were partially offset by a separate $265,000 insurance reimbursement for legal costs previously incurred.

    WEGENER's third quarter revenues grew 20% over the second fiscal quarter revenues of $5.2 million, and were essentially flat with third fiscal quarter of 2002. Revenues for the third quarter of fiscal 2002 were $6.3 million, with net earnings of $379,000 or $0.03 per share. WEGENER's eighteen-month backlog on May 30, 2003, stood at $12.3 million and its total backlog is more than $26 million.

    Revenues for the first nine months of fiscal 2003 were $15.4 million, with a net loss of $130,000, or $(0.01) per share, compared to revenues of $18.2 million and net earnings of $768,000, or $0.06 per share, for the first nine months of fiscal 2002.

    "Our third quarter continued the momentum which began in our first fiscal quarter this year," said Chairman and CEO Robert A. Placek. "We are beginning to see the results of our extensive research, development and marketing efforts that have culminated in our new family of products -- iPump, MediaPlan and COMPEL. This revolutionary new line of products is just reaching the market, and we anticipate that these products will have a significant positive impact on WEGENER's revenues and earnings. We're pleased with the quarter but disappointed that our earnings were adversely affected by spending time and money on Radyne's unsolicited takeover attempt."

    WEGENER archived three key milestones in the third quarter:
    * iPump -- After a long development cycle, WEGENER's iPump(R) is now ready for shipment and the Company is receiving orders. During the quarter, WEGENER announced that it has received an iPump network order from Precis Communications.

    * Globecomm Systems Strategic Marketing Agreement -- Globecomm selected WEGENER as a strategic hardware and software vendor for its SkyBorne(SM) suite of services. Under this agreement, Globecomm will market WEGENER products, including COMPEL Network Control, COMPEL CA encryption, the MediaPlan i/o ingest system, the iPump Media Server and the UNITY family of DVB IRDs, as part of its turnkey content delivery solutions.

    * Scientific-Atlanta Agreement -- Scientific-Atlanta chose WEGENER's digital video TV products as part of its portfolio of headend solutions sold under its private label to cable operators who want a cost effective way to convert HDTV signals.

    WEGENER Corporation, through its subsidiary WEGENER Communications, is an international provider of digital solutions for IP data, video and audio networks. Applications include IP data delivery, broadcast television, cable television, radio networks, business television, distance education, business music, satellite paging and financial information distribution. COMPEL, WEGENER's patented network control system provides networks with unparalleled ability to regionalize programming and commercials through total receiver control. COMPEL network control capability is integrated into WEGENER digital satellite receivers. WEGENER Communications can be reached at +1.770.814.4000 or on the World Wide Web at www.WEGENER.com.

    COMPEL, ENVOY, UNITY, UNITY.IP and iPump are trademarks of WEGENER Communications, Inc. All Rights Reserved.

    This news release contains statements which may be forward-looking within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995. The statements include projections regarding future sales results, expected contributions to revenues and earnings from our established products and our new line of products just reaching the marketplace and market opportunities, and are based upon the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties including, but not limited to: customer acceptance and effectiveness of recently introduced products, development of additional business for the WEGENER digital and analog video and audio transmission product lines, effectiveness of the revitalized international sales organization, the successful development and introduction of new products in the future, delays in the conversion by private and broadcast networks to digital broadcast equipment, acceptance by various networks of standards for digital broadcasting, general market conditions which may not improve during fiscal year 2003 and beyond, and success of WEGENER's research and development efforts aimed at developing new products. Discussion of these and other risks and uncertainties are provided in detail in the Company's periodic filings with the SEC, including the Form 10-K. The Company intends that such forward-looking statements are subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected or inferred results. Forward-looking statements speak only as of the date the statement was made. WEGENER Corporation does not undertake and specifically disclaims any obligation to update any forward-looking statements.

                              (Table to follow)

                     WEGENER CORPORATION AND SUBSIDIARIES

                          Summarized Operations Data
                     (in $000s except per share amounts)
                                 (Unaudited)


                            Three Months Ended         Nine Months Ended
                           May 30,      May 31,       May 30,      May 31,
                            2003         2002          2003         2002
    Revenues               $6,254       $6,291        $15,419     $18,184

    Earnings (loss)
     before income taxes      192          605           (203)      1,221


    Income tax expense
    (benefit)                  69          226            (73)        453

    Net earnings (loss)      $123         $379          $(130)       $768

    Net earnings (loss)
     per share
         Basic              $0.01        $0.03         $(0.01)      $0.06
         Diluted            $0.01        $0.03         $(0.01)      $0.06

    Shares used in per
     share calculation
         Basic             12,351       12,186         12,313      12,138
         Diluted           12,488       12,351         12.313      12,160